LETTER AGREEMENT

August 27, 2013

Russell Investment Management Company

1301 Second Avenue

18th Floor

Seattle, WA 98101

Re:	Advisory Agreement - Section 6.A Manager Compensation

This Letter Agreement amends the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999, as amended (the “Agreement”). In order to consolidate prior amendments to Section 6.A. of the Agreement, RIC and RIMCo desire to amend and restate Section 6.A of the Agreement as follows:

6.	Compensation of the Manager.

A.	As consideration for the Manager’s services to the following Sub-Trusts, the Manager shall receive from each of these Sub-Trusts an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee and payable following the last day of each month, of the following annual percentages of each Sub-Trust’s average daily net assets during the month:

Fund	Asset Level	Fee
Russell Short Duration Bond Fund	All assets	0.45%
Russell Tax Exempt Bond Fund	All assets	0.30%
Russell Global Real Estate Securities Fund	All assets	0.80%
Russell Global Equity Fund	All assets	0.95%
Russell Emerging Markets Fund	All assets	1.15%
Russell U.S. Core Equity Fund	All assets	0.55%
Russell U.S. Small Cap Equity Fund	All assets	0.70%
Russell U.S. Defensive Equity Fund	All assets	0.55%
Russell International Developed Markets Fund	All assets	0.70%
Russell Investment Grade Bond Fund	All assets	0.25%
Russell Strategic Bond Fund	All assets	0.50%
Russell Tax-Managed U.S. Large Cap Fund	All assets	0.70%
Russell Commodity Strategies Fund	All assets	1.25%
Russell Global Opportunistic Credit Fund	All assets	1.00%
Russell Global Infrastructure Fund	All assets	1.25%
Russell Multi-Strategy Alternative Fund	All assets	1.50%
Russell U.S. Strategic Equity Fund	All assets	0.75%
Russell U.S. Large Cap Equity Fund	All assets	0.70%
Russell U.S. Mid Cap Equity Fund	All assets	0.80%
Conservative Strategy	All assets	0.20%
Balanced Strategy	All assets	0.20%
Moderate Strategy	All assets	0.20%
Growth Strategy	All assets	0.20%
Equity Growth Strategy	All assets	0.20%

Fund	Asset Level	Fee
Russell Tax-Managed U.S. Mid & Small Cap Fund	All assets	0.98%
Russell U.S. Dynamic Equity Fund	All assets	0.80%
2015 Strategy	All assets	0.00%
2020 Strategy	All assets	0.00%
2025 Strategy	All assets	0.00%
2030 Strategy	All assets	0.00%
2035 Strategy	All assets	0.00%
2040 Strategy	All assets	0.00%
2045 Strategy	All assets	0.00%
2050 Strategy	All assets	0.00%
2055 Strategy	All assets	0.00%
In Retirement	All assets	0.00%
2017 Retirement Distribution – A Shares	All assets	0.20%
2017 Retirement Distribution – S Shares	All assets	0.20%

From this management fee, the Manager shall compensate the Money Managers as a fiduciary of the Trust.

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Peter Gunning
Peter Gunning
President

FRANK RUSSELL COMPANY

By:	/s/ Len Brennan
Len Brennan
Chief Executive Officer